Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FOURTH QUARTER

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – January 23, 2024 - Covenant Logistics Group, Inc. (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the fourth quarter ended December 31, 2023. The Company’s conference call to discuss the quarter will be held at 9:00 A.M. Eastern Time on Wednesday, January 24, 2024.

Chairman and Chief Executive Officer, David R. Parker, commented: “We are pleased to report fourth quarter earnings of $0.93 per diluted share and non-GAAP adjusted earnings of $1.07 per diluted share.”

“Despite the challenges that come with a soft freight market, our team found a way to be successful in 2023. We achieved our second-best adjusted earnings per diluted share in company history while improving the durability and diversification of our business through our acquisitions of Lew Thompson and Son Trucking, Inc. and Sims Transport Services, LLC.  We also increased our quarterly dividend and repurchased approximately 5% of our outstanding stock at a weighted average share price of approximately $34 per share”.

“For the fourth quarter, our asset-based segments contributed approximately 67% of total revenue, 74% of operating income, 63% of total freight revenue, and 76% of adjusted operating income in the quarter. While our asset-based segment’s total revenue declined, adjusted operating income remained comparable as a result of improved uptime and utilization with newer equipment and cost savings measures that we executed on.

“Our asset-light segments contributed approximately 33% of total revenue, 26% of operating income, 37% of total freight revenue, and 24% of adjusted operating income. Year over year declines in both revenue and operating income in our asset-light segments were primarily driven by our Managed Freight segment, which experienced significant reductions in both revenue and profitability with little to no project related freight in the current quarter. We were pleased that Warehousing was able to grow revenue through new customer startups and improve margins with contractual pricing increases put into place during the year. We are continuing to work to increase the operating income and related margins in each of these segments by executing on our pipeline of new business, focused cost savings initiatives and additional proposed customer rate increases with existing customers within Warehousing.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $4.7 million, or $0.25 per share, compared to $3.9 million, or $0.21 per share, in the 2022 quarter. The increase in pre-tax net income for TEL was primarily a result of suppressed 2022 earnings resulting from increased depreciation taken on certain high-mileage tractors that were in the process of being prepared to sell.”

A summary of our fourth quarter financial performance:
	Three Months Ended December 31,		Year Ended December 31,
($000s, except per share information)	2023	2022	2023	2022
Total Revenue	$273,985	$296,057	$1,103,573	$1,216,858
Freight Revenue, Excludes Fuel Surcharge	$240,006	$255,327	$970,509	$1,046,396
Operating Income	$14,267	$10,904	$58,823	$120,682
Adjusted Operating Income (1)	$17,132	$22,010	$63,846	$97,244
Operating Ratio	94.8%	96.3%	94.7%	90.1%
Adjusted Operating Ratio (1)	92.9%	91.4%	93.4%	90.7%
Net Income	$12,795	$11,504	$55,229	$108,682
Adjusted Net Income (1)	$14,791	$19,522	$57,508	$90,543
Earnings per Diluted Share	$0.93	$0.81	$3.99	$7.00
Adjusted Earnings per Diluted Share (1)	$1.07	$1.37	$4.16	$5.84

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended December 31,		Year Ended December 31,
($000s, except statistical information)	2023	2022	2023	2022
Combined Truckload
Total Revenue	$184,039	$198,339	$744,107	$815,710
Freight Revenue, excludes Fuel Surcharge	$150,367	$157,911	$612,244	$646,559
Operating Income	$10,593	$2,094	$46,573	$81,639
Adj. Operating Income (1)	$12,935	$12,906	$49,945	$57,024
Operating Ratio	94.2%	98.9%	93.7%	90.0%
Adj. Operating Ratio (1)	91.4%	91.8%	91.8%	91.2%
Average Freight Revenue per Tractor per Week	$5,344	$5,417	$5,549	$5,388
Average Freight Revenue per Total Mile	$2.31	$2.53	$2.34	$2.45
Average Miles per Tractor per Period	30,410	28,116	123,896	114,636
Weighted Average Tractors for Period	2,141	2,218	2,116	2,301

Expedited
Total Revenue	$105,432	$114,479	$423,820	$452,713
Freight Revenue, excludes Fuel Surcharge	$84,463	$90,364	$343,779	$355,360
Operating Income	$6,247	$5,972	$28,861	$60,552
Adj. Operating Income (1)	$7,272	$10,334	$31,156	$45,927
Operating Ratio	94.1%	94.8%	93.2%	86.6%
Adj. Operating Ratio (1)	91.4%	88.6%	90.9%	87.1%
Average Freight Revenue per Tractor per Week	$7,024	$7,639	$7,501	$7,604
Average Freight Revenue per Total Mile	$2.09	$2.39	$2.13	$2.32
Average Miles per Tractor per Period	44,081	42,073	183,717	170,925
Weighted Average Tractors for Period	915	900	879	896

Dedicated
Total Revenue	$78,607	$83,860	$320,287	$362,997
Freight Revenue, excludes Fuel Surcharge	$65,904	$67,547	$268,465	$291,199
Operating Income (Loss)	$4,346	$(3,878)	$17,712	$21,087
Adj. Operating Income (1)	$5,663	$2,572	$18,789	$11,097
Operating Ratio	94.5%	104.6%	94.5%	94.2%
Adj. Operating Ratio (1)	91.4%	96.2%	93.0%	96.2%
Average Freight Revenue per Tractor per Week	$4,090	$3,899	$4,162	$3,975
Average Freight Revenue per Total Mile	$2.66	$2.76	$2.67	$2.63
Average Miles per Tractor per Period	20,207	18,586	81,387	78,728
Weighted Average Tractors for Period	1,226	1,318	1,237	1,405

(1)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President and Chief Operating Officer commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 7.2%, to $184.0 million, while averaging 77 or approximately 3.5% fewer tractors, compared to the same quarter of 2022. The revenue decrease consisted of $7.5 million lower freight revenue and $6.8 million lower fuel surcharge revenue. The decrease in freight revenue primarily related to the combination of operating fewer tractors and rate pressure experienced during the year, partially offset by improved utilization.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $5.9 million, or 6.5%. Average total tractors increased by 15 units or 1.6% to 915, compared to 900 in the prior year quarter. Average freight revenue per tractor per week declined 8.1% largely as a result of rate pressure, partially offset by improved utilization.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment decreased $1.6 million, or 2.4%. Average total tractors decreased by 92 units or 7.0% to 1,226, compared to 1,318 in the prior year quarter. The decrease in tractors was attributable to the combination of the intentional exit of underperforming business and truck reductions negotiated with current customers needing less capacity. These reductions were partially offset by the acquisition of Lew Thompson and Son Trucking during the second quarter of 2023. Average freight revenue per tractor per week increased 4.9%.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Our fourth quarter truckload operating cost per total mile decreased 48 cents or 15.3% compared to the prior year.  On a non-GAAP or adjusted basis, year-over-year truckload operating costs decreased 21 cents per total mile or 9.2%. The primary differences from GAAP to non-GAAP results include, offsetting fuel expense with fuel surcharge revenue and the exclusion of unusual and infrequent excess equipment charges incurred in the fourth quarter of 2022, resulting in an aggregate decrease in operating expenses of approximately 26 cents per total mile. Other drivers of the reduction in operating expenses include decreases to salaries and wages, operations and maintenance, and insurance and claims expense, partially offset by an increase to the fixed cost of revenue producing equipment.

“Salaries and wages and related expenses decreased year-over-year by 10 cents or approximately 7% on a per total mile basis, compared to the prior year primarily due to reductions in driver and non-driver compensation.

“Operations and maintenance related expense decreased by 11 cents or approximately 38% on a per total mile basis, compared to the 2022 quarter, as a result of our efforts to reduce the average age of our fleet and the improvement in both availability and cost of tires and maintenance related parts.

“Insurance and claims expense decreased by 3 cents per total mile or approximately 11% on a per total mile basis, compared to the prior year quarter as a result of a reduction in outside claims. Given our self-insurance limits the amount of expense recognized from period to period can fluctuate.

“Fixed expenses related to revenue producing equipment, including depreciation, gain on sale, rent and lease expense increased in the fourth quarter by approximately $3.5 million on an adjusted basis or 4 cents per total mile compared to the prior year as a result of operating newer more costly equipment and a reduction of gain on sale of used equipment due to a soft market. Gain on sale of revenue producing equipment was $0.2 million in the quarter compared to $1.0 million in the prior year quarter.”

Managed Freight Segment
	Three Months Ended December 31,		Year Ended December 31,
($000s)	2023	2022	2023	2022
Freight Revenue	$65,035	$76,171	$258,903	$320,985
Operating Income	$2,484	$8,795	$9,388	$36,858
Adj. Operating Income (1)	$2,748	$8,830	$9,924	$36,999
Operating Ratio	96.2%	88.5%	96.4%	88.5%
Adj. Operating Ratio (1)	95.8%	88.4%	96.2%	88.5%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 14.6%, from the prior year quarter. Operating income and adjusted operating income declined approximately 71.6% and 68.8%, respectively, compared to the fourth quarter of 2022 as a result of reduced volumes of high-margin overflow freight from both Expedited and Dedicated truckload operations. Revenue and operating income in this segment are expected to fluctuate with changes in the freight market and our percentage of contracted versus non-contracted freight.”

Warehousing Segment
	Three Months Ended December 31,		Year Ended December 31,
($000s)	2023	2022	2023	2022
Freight Revenue	$24,604	$21,245	$99,362	$78,852
Operating Income	$1,190	$15	$2,862	$2,185
Adj. Operating Income (1)	$1,449	$274	$3,977	$3,221
Operating Ratio	95.2%	99.9%	97.2%	97.3%
Adj. Operating Ratio (1)	94.1%	98.7%	96.0%	95.9%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 15.8% versus the prior year quarter. The increase in revenue was primarily driven by the year-over-year impact of new customer business added during the current year as well as customer rate increases that began during the quarter. Operating income and adjusted operating income for the Warehousing segment increased $1.2 million compared to the fourth quarter of 2022 as a result of rate increases that took effect throughout 2023.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At December 31, 2023, we had cash and cash equivalents totaling $2.3 million. Under our ABL credit facility, we had $11.6 million of borrowings outstanding, undrawn letters of credit outstanding of $21.8 million, and available borrowing capacity of $76.6 million. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of December 31, 2023, no testing was required, and we do not expect testing to be required in the foreseeable future.

“At December 31, 2023, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $202 million to approximately $248 million as compared to December 31, 2022. In addition, our net indebtedness to total capitalization increased to 38.1% as of December 31, 2023 from 10.9% the prior year.

“Our capital allocation for the year included approximately $108 million toward the immediately accretive acquisitions of Lew Thompson and Son and Sims, a $10 million earnout payment related to the achievement of certain milestones of AAT, approximately $96 million toward planned net capital expenditures in tractors and trailers allowing us to optimize the average age of our fleet and grow our newly acquired poultry business, approximately $30 million toward opportunistic tractor and trailer purchases, and approximately $31 million toward returns to stockholders through dividends and repurchasing approximately 5% of our common stock.  The increase in net indebtedness funded part of these investments.  Included in net capital expenditures was a reduction of tractors and trailers and a divestiture of a Tennessee based terminal from our legacy Dedicated operations in favor of expanding through Lew Thompson and Son.

“Our 2023 net capital investment included approximately $91 million invested in the fourth quarter to acquire new tractors and trailers, of which approximately $30 million was originally planned to be acquired in 2024. However, due to early availability and the ability to take advantage of certain tax incentives not available to us in 2024, we opportunistically elected to bring these purchases forward.  At the end of the quarter, we had $7 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors has decreased sequentially to 19 months compared to 23 months for the September 2023 quarter and 26 months the year ago quarter.

“Considering our significant net capital investment in the quarter, our baseline expectation for net capital expenditures in 2024 is $55 million to $65 million, the majority of which will take place during the second half of the year. Our current capital investment plan reflects our priorities of growing Dedicated with new poultry related business, maintaining the average age of our fleet in a manner that allows us to optimize operational uptime and related operating costs, and offering a fleet of equipment that our professional drivers are proud to operate. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Outlook

Mr. Parker concluded, “The Company’s consistently good performance in a weak freight market is evidence that our strategic plan is working. Over the past two years, we reallocated a significant amount of fixed assets away from underperforming and highly cyclical legacy operations toward acquiring three high-performing, more steady businesses.  The result has been better margins, more stable earnings, and improved returns on capital compared with our legacy operations during previous downturns.  While we are pleased with our results, we are also optimistic about our ability to make incremental improvements by continuing to invest in our team, identifying and mitigating risk, providing customers with superior service, and rigorously allocating capital across the enterprise.

“As we look to 2024, we do not see anything in the first half of the year that would indicate a near-term recovery of the freight market.  We anticipate a continuation of difficult conditions where capacity continues to exit the market at a rate that yields steady but modest improvement. In the first quarter, we expect our revenue and earnings to decline, reflecting normal seasonality and the temporary headwinds of severe inclement weather conditions, year over year rate reductions in our Expedited segment and incremental costs associated with a large new customer startup within our Dedicated segment.  Despite these short-term headwinds, we believe our more resilient operating model, together with the steps we have taken to reduce costs and inefficiencies, have positioned us well for another successful year.”

Conference Call Information

The Company will host a live conference call tomorrow, January 24, 2024, at 9:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "could," "would," "may," "will," "intends," "outlook," "focus," "seek," "potential," "mission," "continue," "goal," "target," "objective," derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future availability and covenant testing under our ABL credit facility, Managed Freight performance and related impacts, net capital expenditures and related priorities, benefits, and returns, capital allocation alternatives, progress toward our strategic goals, the resiliency of our model, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflict between Russia and Ukraine, and the Middle East expansion of such conflict to other areas or countries or similar conflicts could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Increasing attention on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. In addition, there can be no assurance that future dividends will be declared. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President and Chief Operating Officer
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended December 31,			Year Ended December 31,
($s in 000s, except per share data)	2023	2022	% Change	2023	2022	% Change
Revenues
Freight revenue	$240,006	$255,327	(6.0%)	$970,509	$1,046,396	(7.3%)
Fuel surcharge revenue	33,979	40,730	(16.6%)	133,064	170,462	(21.9%)
Total revenue	$273,985	$296,057	(7.5%)	$1,103,573	$1,216,858	(9.3%)
Operating expenses:
Salaries, wages, and related expenses	97,738	101,295		400,491	402,276
Fuel expense	32,599	39,954		133,291	166,410
Operations and maintenance	13,425	18,803		63,753	79,051
Revenue equipment rentals and purchased transportation	68,848	81,343		271,893	325,624
Operating taxes and licenses	3,248	3,213		13,409	11,931
Insurance and claims	13,289	14,794		50,099	50,547
Communications and utilities	1,259	1,662		5,012	5,385
General supplies and expenses	11,275	9,346		49,444	37,762
Depreciation and amortization	18,242	15,778		69,943	57,512
Gain on disposition of property and equipment, net	(205)	(1,035)		(12,585)	(40,322)
Total operating expenses	259,718	285,153		1,044,750	1,096,176
Operating income	14,267	10,904		58,823	120,682
Interest expense, net	2,437	827		7,967	3,083
Income from equity method investment	(4,725)	(3,931)		(21,384)	(25,193)
Income from continuing operations before income taxes	16,555	14,008		72,240	142,792
Income tax expense	3,910	2,729		17,611	34,860
Income from continuing operations	12,645	11,279		54,629	107,932
Income from discontinued operations, net of tax	150	225		600	750
Net income	$12,795	$11,504		$55,229	$108,682
Basic earnings per share
Income from continuing operations	$0.98	$0.83		$4.19	$7.19
Income from discontinued operations	$0.01	$0.02		$0.05	$0.05
Net income per basic share	$0.99	$0.85		$4.23	$7.24
Diluted earnings per share
Income from continuing operations	$0.92	$0.79		$3.95	$6.95
Income from discontinued operations	$0.01	$0.02		$0.04	$0.05
Net income per diluted share	$0.93	$0.81		$3.99	$7.00
Basic weighted average shares outstanding (000s)	12,949	13,544		13,048	15,006
Diluted weighted average shares outstanding (000s)	13,710	14,205		13,834	15,524

	Segment Freight Revenues
	Three Months Ended December 31,			Year Ended December 31,
($s in 000's)	2023	2022	% Change	2023	2022	% Change
Expedited - Truckload	$84,463	$90,364	(6.5%)	$343,779	$355,360	(3.3%)
Dedicated - Truckload	65,904	67,547	(2.4%)	268,465	291,199	(7.8%)
Combined Truckload	150,367	157,911	(4.8%)	612,244	646,559	(5.3%)
Managed Freight	65,035	76,171	(14.6%)	258,903	320,985	(19.3%)
Warehousing	24,604	21,245	15.8%	99,362	78,852	26.0%
Consolidated Freight Revenue	$240,006	$255,327	(6.0%)	$970,509	$1,046,396	(7.3%)

	Truckload Operating Statistics
	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Average freight revenue per loaded mile	$2.64	$2.86	(7.7%)	$2.66	$2.77	(4.0%)
Average freight revenue per total mile	$2.31	$2.53	(8.7%)	$2.34	$2.45	(4.5%)
Average freight revenue per tractor per week	$5,344	$5,417	(1.3%)	$5,549	$5,388	3.0%
Average miles per tractor per period	30,410	28,116	8.2%	123,896	114,636	8.1%
Weighted avg. tractors for period	2,141	2,218	(3.5%)	2,116	2,301	(8.0%)
Tractors at end of period	2,139	2,138	0.0%	2,139	2,138	0.0%
Trailers at end of period	5,880	5,367	9.6%	5,880	5,367	9.6%

	Selected Balance Sheet Data
($s in '000's, except per share data)	12/31/2023	12/31/2022
Total assets	$954,438	$796,645
Total stockholders' equity	$403,420	$377,128
Total indebtedness, comprised of total debt and finance leases, net of cash	$248,329	$46,356
Net Indebtedness to Capitalization Ratio	38.1%	10.9%
Leverage Ratio(1)	2.14	0.34
Tangible book value per end-of-quarter basic share	$17.45	$19.97

(1)
Leverage Ratio is calculated as average total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)
(Dollars in thousands)	Three Months Ended December 31,			Year Ended December 31,
GAAP Presentation	2023	2022	bps Change	2023	2022	bps Change
Total revenue	$273,985	$296,057		$1,103,573	$1,216,858
Total operating expenses	259,718	285,153		1,044,750	1,096,176
Operating income	$14,267	$10,904		$58,823	$120,682
Operating ratio	94.8%	96.3%	(150)	94.7%	90.1%	460

Non-GAAP Presentation	2023	2022	bps Change	2023	2022	bps Change
Total revenue	$273,985	$296,057		$1,103,573	$1,216,858
Fuel surcharge revenue	(33,979)	(40,730)		(133,064)	(170,462)
Freight revenue (total revenue, excluding fuel surcharge)	240,006	255,327		970,509	1,046,396

Total operating expenses	259,718	285,153		1,044,750	1,096,176
Adjusted for:
Fuel surcharge revenue	(33,979)	(40,730)		(133,064)	(170,462)
Amortization of intangibles (2)	(2,373)	(1,121)		(7,515)	(4,306)
Gain on disposal of terminals, net	-	-		7,627	38,542
Contingent consideration liability adjustment	(492)	-		(2,977)	(813)
Transaction and executive retirement	-	-		(2,158)	-
Abandonment of revenue equipment	-	(9,985)		-	(9,985)
Adjusted operating expenses	222,874	233,317		906,663	949,152
Adjusted operating income	17,132	22,010		63,846	97,244
Adjusted operating ratio	92.9%	91.4%	150	93.4%	90.7%	270

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS(1)

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
GAAP Presentation - Net income	$12,795	$11,504	$55,229	$108,682
Adjusted for:
Amortization of intangibles (2)	2,373	1,121	7,515	4,306
Discontinued operations reversal of loss contingency (3)	(200)	(300)	(800)	(1,000)
Gain on disposal of terminals, net	-	-	(7,627)	(38,542)
Contingent consideration liability adjustment	492	-	2,977	813
Transaction and executive retirement	-	-	2,158	-
Abandonment of revenue equipment	-	9,985	-	9,985
Total adjustments before taxes	2,665	10,806	4,223	(24,438)
Provision for income tax expense at effective rate	(669)	(2,788)	(944)	6,299
Tax effected adjustments	$1,996	$8,018	$3,279	$(18,139)
Tennessee works tax act	-	-	(1,000)	-
Non-GAAP Presentation - Adjusted net income	$14,791	$19,522	$57,508	$90,543

GAAP Presentation - Diluted earnings per share ("EPS")	$0.93	$0.81	$3.99	$7.00
Adjusted for:
Amortization of intangibles (2)	0.17	0.08	0.54	0.28
Discontinued operations reversal of loss contingency(3)	(0.02)	(0.02)	(0.06)	(0.06)
Gain on sale of terminal, net	-	-	(0.55)	(2.48)
Contingent consideration liability adjustment	0.04	-	0.22	0.05
Transaction and executive retirement	-	-	0.16	-
Abandonment of revenue equipment	-	0.70	-	0.64
Total adjustments before taxes	0.19	0.76	0.31	(1.57)
Provision for income tax expense at effective rate	(0.05)	(0.20)	(0.07)	0.41
Tax effected adjustments	$0.14	$0.56	$0.24	$(1.16)
Tennessee works tax act	-	-	(0.07)	-
Non-GAAP Presentation - Adjusted EPS	$1.07	$1.37	$4.16	$5.84

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended December 31,
GAAP Presentation	2023					2022
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$105,432	$78,607	$184,039	$65,035	$24,911	$114,479	$83,860	$198,339	$76,171	$21,547
Total operating expenses	99,185	74,261	$173,446	$62,551	23,721	108,507	87,738	196,245	67,376	21,532
Operating income (loss)	$6,247	$4,346	$10,593	$2,484	$1,190	$5,972	($3,878)	$2,094	$8,795	$15
Operating ratio	94.1%	94.5%	94.2%	96.2%	95.2%	94.8%	104.6%	98.9%	88.5%	99.9%

Non-GAAP Presentation
Total revenue	$105,432	$78,607	$184,039	$65,035	$24,911	$114,479	$83,860	$198,339	$76,171	$21,547
Fuel surcharge revenue	(20,969)	(12,703)	(33,672)	-	(307)	(24,115)	(16,313)	(40,428)	-	(302)
Freight revenue (total revenue, excluding fuel surcharge)	84,463	65,904	150,367	65,035	24,604	90,364	67,547	157,911	76,171	21,245

Total operating expenses	99,185	74,261	173,446	62,551	23,721	108,507	87,738	196,245	67,376	21,532
Adjusted for:
Fuel surcharge revenue	(20,969)	(12,703)	(33,672)	-	(307)	(24,115)	(16,313)	(40,428)	-	(302)
Amortization of intangibles (2)	(533)	(1,317)	(1,850)	(264)	(259)	(533)	(294)	(827)	(35)	(259)
Contingent consideration liability adjustment	(492)	-	(492)	-	-	-	-	-	-	-
Abandonment of revenue equipment	-	-	-	-	-	(3,829)	(6,156)	(9,985)	-	-
Adjusted operating expenses	77,191	60,241	137,432	62,287	23,155	80,030	64,975	145,005	67,341	20,971
Adjusted operating income	7,272	5,663	12,935	2,748	1,449	10,334	2,572	12,906	8,830	274
Adjusted operating ratio	91.4%	91.4%	91.4%	95.8%	94.1%	88.6%	96.2%	91.8%	88.4%	98.7%

	Year Ended December 31,
GAAP Presentation	2023					2022
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$423,820	$320,287	$744,107	$258,903	$100,563	$452,713	$362,997	$815,710	$320,985	$80,163
Total operating expenses	394,959	$302,575	$697,534	$249,515	$97,701	$392,161	$341,910	$734,071	$284,127	$77,978
Operating income	$28,861	$17,712	$46,573	$9,388	$2,862	$60,552	$21,087	$81,639	$36,858	$2,185
Operating ratio	93.2%	94.5%	93.7%	96.4%	97.2%	86.6%	94.2%	90.0%	88.5%	97.3%

Non-GAAP Presentation
Total revenue	$423,820	$320,287	$744,107	$258,903	$100,563	$452,713	$362,997	$815,710	$320,985	$80,163
Fuel surcharge revenue	(80,041)	(51,822)	(131,863)	-	(1,201)	(97,353)	(71,798)	(169,151)	-	(1,311)
Freight revenue (total revenue, excluding fuel surcharge)	343,779	268,465	612,244	258,903	99,362	355,360	291,199	646,559	320,985	78,852

Total operating expenses	394,959	302,575	697,534	249,515	97,701	392,161	341,910	734,071	284,127	77,978
Adjusted for:
Fuel surcharge revenue	(80,041)	(51,822)	(131,863)	-	(1,201)	(97,353)	(71,798)	(169,151)	-	(1,311)
Amortization of intangibles (2)	(2,133)	(3,900)	(6,033)	(446)	(1,036)	(1,956)	(1,173)	(3,129)	(141)	(1,036)
Gain on disposal of terminals, net	3,928	3,699	7,627	-	-	21,223	17,319	38,542	-	-
Contingent consideration liability adjustment	(2,977)	-	(2,977)	-	-	(813)	-	(813)	-	-
Transaction and executive retirement	(1,113)	(876)	(1,989)	(90)	(79)	-	-	-	-	-
Abandonment of revenue equipment	-	-	-	-	-	(3,829)	(6,156)	(9,985)	-	-
Adjusted operating expenses	312,623	249,676	562,299	248,979	95,385	309,433	280,102	589,535	283,986	75,631
Adjusted operating income	31,156	18,789	49,945	9,924	3,977	45,927	11,097	57,024	36,999	3,221
Adjusted operating ratio	90.9%	93.0%	91.8%	96.2%	96.0%	87.1%	96.2%	91.2%	88.5%	95.9%

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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